Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-181578, 333-114939, 333-217858, and 333-101596 on Form S-8 and Registration Statement No. 333-228500 on Form S-3 of our reports dated November 18, 2020, relating to the consolidated financial statements of Oshkosh Corporation and subsidiaries (the “Company”), and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Oshkosh Corporation and subsidiaries for the year ended September 30, 2020.

/s/ Deloitte & Touche LLP
Milwaukee, Wisconsin
November 18, 2020